Exhibit 10.33

TRUST UNDER

THE NEW YORK STOCK EXCHANGE, INC. SUPPLEMENTAL

EXECUTIVE BENEFIT PLANS

This AGREEMENT, made this 18th day of March, 1998, by and between New York Stock Exchange, Inc., a New York corporation (“Company”), and Vanguard Fiduciary Trust Company, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code (“Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the plans listed in Exhibit A, attached hereto (each individually referred to herein as a “Plan” and collectively as the “Plans”);

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plans with respect to the individuals participating in such Plans;

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein together with income thereon (the “Trust Fund”), subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to the participants in the Plans (the “Participants”) and their beneficiaries in such manner and at such times as specified in the Plans;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plans;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows;

SECTION 1.                Establishment of Trust.

(a)           The Company shall initially deposit amounts with Trustee in trust which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)           The Trust hereby established shall be irrevocable.

(c)           The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)           The Trust Fund shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants, their beneficiaries and general creditors as herein set forth.  Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.  Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Participants and their beneficiaries against Company.  Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency, as defined in Section 3(a) herein.

(e)           Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement.  Neither Trustee nor any Participant or beneficiary shall have any right to compel such additional deposits.

SECTION 2.                Payments to Plan Participants and Their Beneficiaries.

(a)           Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Participant (and his or her beneficiaries for each Plan), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable from or under the Trust, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts.  Except as otherwise provided herein, Trustee shall make payments to the Participants and their beneficiaries in accordance with such Payment Schedule.  The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b)           The entitlement of a Participant or his or her beneficiaries to benefits under a Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c)           Company may make payment of benefits directly to all or some Participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries.  In the event that the Company makes payments of benefits directly to a Participant or beneficiaries, the Company may direct the Trustee to reduce the Participant’s benefits by the amount paid directly to, or with respect to, the Participant and treat such amount as an amount contributed pursuant to Section 1(e) and shall, upon request by the Company, reimburse the Company from the Trust Fund an amount equal to the amount of the benefits paid directly to the Participant.

(d)           A separate account shall be established hereunder for each Participant with respect to each of the Plans (“Account”).  Such Account is intended to constitute a separate share under Section 663(c) of the Code and the regulations thereunder.  Company shall indicate to Trustee in writing what portion of each contribution to the Trust is to be allocated to the Account of each Participant.

(e)           In addition, if an account is not sufficient to make payments of benefits in accordance with the terms of the Plans, Company shall make the balance of each such payment as it falls due.  Trustee shall notify Company where principal and earnings are not sufficient.

(f)            In the event that the Company makes payment of benefits directly to a Participant, the Company may direct the Trustee to reduce the Participant’s Account by the amount paid directly to the Participant and treat such amount as an amount contributed pursuant to Section 1(e).

SECTION 3.                Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a)           Trustee shall cease payment of benefits to Participants and their beneficiaries if the Company is Insolvent.  Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)           At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the Trust Fund shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)           The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency.  If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Participants or their beneficiaries.

(2)           Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent.  Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3)           If at any time Trustee has determined that Company is Insolvent, the Trustee shall discontinue payments to Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4)           Trustee shall resume the payment of benefits to Plan participants or beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c)           To the extent that there are sufficient assets in a Participant’s account, if Trustee discontinues the payment of benefits from the Trust pursuant to subsection 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.                Payments to Company.

Except as provided in Sections 2 or 3 hereof, the Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Participants and their beneficiaries with respect to a Plan pursuant to the terms of such Plan.

SECTION 5.                Investment Authority.

(a)           In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests.  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Participants.

(b)           The Trust Fund shall be invested by the Trustee, in its discretion, among any of the regulated investment companies maintained by The Vanguard Group, Inc. which have been previously designated as investment fund alternatives by Company (the “Investment Funds”) which are listed on Appendix A of this Trust Agreement and such other regulated investment companies which Company may, from time to time, designate in writing, in its sole discretion, as investment fund alternatives under this Trust Agreement.

(c)           Notwithstanding the provisions of Section 4(b), Trustee shall invest the Trust Fund as a separate fund for each Account under the Plans.  The Trustee shall invest and reinvest each Account, in its discretion, taking, to the extent the Trustee deems advisable and prudent, into account, written or telephonic instructions, if any, received from Company or, to the extent permitted by Company and the applicable Plan, the written or telephone instructions for deemed investment purposes from each Participant.

(d)           Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust.  This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(e)           Subject to Section 9 hereof, the Account of each Participant under each of the Plans shall be valued by the Trustee at least on a monthly basis and shall be credited with all income, gains and losses of the investments of such Account and such Account’s allocable share of all fees, compensation, taxes and expenses of the Trust since the prior valuation date in the proportion that the Account of each Participant as of the prior valuation date bears to the Accounts of all Participants under the Trust as of such prior valuation date.

(f)            The Company will indemnify the Trustee for liability to any party resulting from the Trustee acting without question on the direction of the Company, unless such actions are contrary to the express provisions of this Trust Agreement, are the result of the Trustee’s negligence or willful misconduct or are illegal, incorrect, or otherwise violates any applicable law or conflicts with the terms of the Plans.

SECTION 6.                Disposition of Income.

During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7.                Accounting by Trustee.

(a)           Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.  Within ninety (90) days following the close of each calendar year and within ninety (90) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

(b)           As soon as administratively practicable following the last day of a calendar quarter, but in no event later than the last business day of the subsequent calendar quarter, Trustee shall provide Company with a report of the assets of each Account within the Trust Fund, and of the income, gains and losses of the investments of said Account and such Account’s share of any fees, compensation, taxes and expenses of the Trust Fund allocated to such Account since the last business day of the prior calendar quarter.

SECTION 8.                Responsibility of Trustee.

(a)           Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by Company.  In the event of a dispute between Company and a Participant or beneficiary, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)           If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, except as a result of the Trustee’s acts or omissions constituting negligence, bad faith, fraud or willful misconduct or a breach of the Trustee’s fiduciary responsibility under applicable law, or any provision of this Trust Agreement and provided, however, that the foregoing indemnity shall not directly apply with respect to any dispute between the parties to this Trust Agreement.  If Company does not pay such costs, expenses and liabilities to the extent to which it is obligated pursuant to the foregoing sentence in a reasonably timely manner, Trustee may obtain payment from the Trust.  Anything hereinabove to the contrary notwithstanding, any obligation of Company to indemnify and hold harmless the Trustee shall be expressly conditioned on the Trustee giving prior written notice to Company of any such liability and of each substantial development with respect thereto and the Trustee giving Company an opportunity to defend or settle the same by counsel selected by Company and approved by Trustee (which approval shall not be unreasonably withheld).  The Trustee shall have the right to retain its own counsel at its own expense in any such proceeding if it deems, in its reasonable judgment, its interests and Company’s to be sufficiently in conflict that they could not be represented by the same counsel.

(c)           Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d)           Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)           Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)            Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g)           Except as provided in Section 14, unless resulting from the Trustee’s negligence, willful misconduct, lack of good faith, or breach of its duties under this Agreement, the Company shall indemnify and save harmless the Trustee from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Trustee in connection with the Plan or this Agreement, provided, however, that the foregoing indemnity shall not apply with respect to any dispute between the parties to this Trust Agreement.  If Company does not directly pay such costs, expenses and liabilities for which it is liable hereunder in a reasonably timely manner, Trustee may obtain payment from the Trust.  Anything hereinabove to the contrary notwithstanding, any obligation of Company to indemnify and hold harmless the Trustee shall be expressly conditioned on the Trustee giving prior written notice to Company of any such liability and of each substantial development with respect thereto and the Trustee giving Company an opportunity to defend or settle the same by counsel selected by Company and approved by Trustee (which approval shall not be unreasonably withheld).  The Trustee shall have the right to retain its own counsel at its own expense in any such proceeding if it deems, in its reasonable judgment, its interests and Company’s to be sufficiently in conflict that they could not be represented by the same counsel.

(h)           Notwithstanding any other provision to the contrary, the Company shall not be required to reimburse the Trustee for any costs or expenses under Section 7(b), (c) or (d)

unless the Company provided the Trustee with its approval prior to the Trustee incurring such costs or expenses.

SECTION 9.                Compensation and Expenses of Trustee.

Company may, in its sole discretion, pay all or a portion of the administrative fees related to the maintenance of the Trust, compensation or any other expenses assessed on the Trust Fund as agreed by Company and the Trustee pursuant to a fee schedule attached hereto as Exhibit B.  To the extent not so paid, fees and expenses shall be paid from the Trust.

SECTION 10.              Resignation and Removal of Trustee.

(a)           Trustee may resign at any time by written notice to Company, which shall be effective forty-five (45) days after receipt of such notice unless Company and Trustee agree otherwise.

(b)           Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c)           Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee.  The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(d)           If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section.  If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All reasonable expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.              Appointment of Successor.

(a)           If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.

(b)           The successor trustee need not but may, in the discretion of the successor trustee or Company examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Section 7 and 8 hereof.  The successor trustee shall not be responsible for and Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event or any condition existing at the time it becomes successor trustee.

SECTION 12.              Amendment or Termination.

(a)           This Trust Agreement may be amended by a written instrument executed by Trustee and Company.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b)           The Trust shall not terminate until the date on which Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of each of the Plans.  Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c)           Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of each of the Plans, Company may terminate this Trust prior to the time all benefit payments under each of the Plans have been made.  All assets in the Trust at termination shall be returned to Company.

SECTION 13.              Miscellaneous.

(a)           Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)           Benefits payable to Participants arid their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)           This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 14.              Notwithstanding any other provision to the contrary, the Trustee shall defend and hold the Company, Participants and beneficiaries harmless from, and indemnify the Company, Participants and beneficiaries against, any and all liability, loss, damages, court costs or reasonable expenses (including reasonable attorneys’ fees and disbursements) which the Company, Participants and beneficiaries incur or suffer (including, without limitation, any obligations under the Plans) as a result pf the Trust Assets becoming subject to alienation, transfer, assignment, garnishment, execution or levy of any kind as a result of the Trust Assets being treated as commingled with the assets of any other entity, the Trust Assets being treated as being part of another trust of any kind, or the Trust being treated as part of another trust of any kind.

SECTION 15.              Additional Agreements.

The parties contemplate that additional entities may adopt one or more of the Plans.  The Trustee agrees that, if requested by the Company and any additional entities, separate trust agreement will be entered into between such other entities and the Trustee which will be the same or substantially similar to this Trust.

SECTION 16.              Effective Date.

The effective date of this Trust Agreement shall be March 18, 1998.

IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.

ATTEST:	NEW YORK STOCK EXCHANGE, INC.

/s/ JAMES E. BUCK	By:	/s/ FRANK Z. ASHEN
	Title:	Sr. Vice President Human Resources

ATTEST:	VANGUARD FIDUCIARY TRUST COMPANY

/s/	By:	/s/
	Title:	Vice President — Legal

EXHIBIT A

1.                                       New York Stock Exchange, Inc. Supplemental Executive Savings Plan, amended and restated August 1, 1997

2.                                       New York Stock Exchange, Inc. Deferred Compensation Plan for Performance Awards, Effective August 1, 1997

3.                                       New York Stock Exchange, Inc. ICP Deferral Plan, Effective December 1, 1997

4.                                       New York Stock Exchange, Inc. Capital Accumulation Plan, Effective as of January 1, 1998